Exhibit 10.59

Amendment to Employment Agreement

Amendment to Employment Agreement (this “Amendment”), dated as of December 30, 2008, by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and Steven W. Beason (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of August 8, 2005 (the “2005 Agreement”) by and between the Company and Executive as amended by the letter agreement dated August 30, 2007 (the “August 2006 Amendment”) and as further amended by the letter agreement dated June 17, 2008 (the “June 2008 Amendment” and, collectively with the 2005 Agreement and the August 2006 Amendment, the “Employment Agreement”);

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986 and the regulations and Treasury guidance thereunder; and

WHEREAS, the amendments contemplated hereby are intended to bring the timing of, and certain procedural aspects with respect to, certain payments under the Employment Agreement into compliance with Section 409A but not to otherwise affect Executive’s right to such payments.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 6(j) of the Employment Agreement is hereby amended by inserting the following new sentences after the first sentence thereof:

“The Company shall provide Executive with the proposed form of release referred to in the immediately preceding sentence no later than two (2) days following the Termination Date.  Executive shall have 21 days to consider the release and if he executes the release, shall have seven (7) days after execution of the release to revoke the release, and, absent such revocation, the release shall become binding.  Provided Executive did not revoke the release, payments contingent on the release (if any) shall be paid no earlier than the eight (8) days after execution in accordance with the applicable provisions herein.”

2.             Section 6(k)(i) of the Employment Agreement is hereby amended to (a) delete the words “a lump sum payment equal to the sum of” and replace such words with “the following amounts” and (b) add the following sentences immediately prior to the last sentence thereof:

“The amounts referred to Section 6(k)(i)(A) and (B) shall be payable in accordance with the timing contemplated by Sections 6(e)(ii) and (iii), respectively; provided, however, that, to the extent such amounts are exempt from Section 409A and/or if such Change in Control constitutes a change in ownership, change in effective control or a change in ownership of a substantial portion of the assets of the Company under Regulation Section 1.409A-3(i)(5) (collectively, a “409A Change in Control”), the foregoing amounts shall be paid in a lump sum as soon as practicable, but in no event later than 30 days, after such termination.  The amounts referred to Section 6(k)(i)(C) and (D) shall be payable in a lump sum as soon as practicable, but in no event later than 30 days, after such termination.

Section 6(k)(ii) of the Employment Agreement is hereby amended to (i) delete the words “a lump sum payment equal to the sum of” and (ii) add the following sentences at the end thereof:

“The amounts referred to Section 6(k)(i)(A) and (B) shall be payable in accordance with the timing contemplated by Section 6(e)(ii) and (iii), respectively (except that such payments shall be triggered by, and follow, the Change of Control and not the termination of Executive’s employment); provided, however, that, to the extent such amounts are exempt from Section 409A and/or if such Change in Control constitutes a 409A Change in Control, the foregoing amounts shall be paid in a lump sum as soon as practicable, but in no event later than 30 days, after such Change of Control.  The amounts referred to Section 6(k)(i)(C) and (D) shall be payable in a lump sum as soon as practicable, but in no event later than 30 days, after such Change of Control.

3.             The June 2008 Amendment is hereby amended to add the following language at the end thereof:

“Notwithstanding anything herein to the contrary, to the extent any payments of money or other benefits due to Executive hereunder, including but not limited to those pursuant Section 6(j)(i) and (ii), could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.”

4.             Employment Agreement.  Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

5.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

6.             Headings.  The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Ira H. Raphaelson
Name:	Ira H. Raphaelson
Title:	Vice President, General Counsel and Secretary

/s/ Steven W. Beason
Name: Steven W. Beason